EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 with the U.S. Securities and Exchange Commission of WF International Limited and its subsidiaries (the “Company”) of our report dated on January 30, 2026, relating to our audits of the consolidated financial statements as of September 30, 2025 and 2024, and for each of the years in the three-year period ended September 30, 2025, which is in the Company’s Annual Report on Form 20-F for the year ended September 30, 2025.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

May 11, 2026